EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-76624, 333-76592, 333-64478, 33-84042, 33-77132, 33-86156, 333-84816,
333-75424, 333-96205 of IGEN International, Inc on Form S-8 dated January 11, 2002, Form S-8 dated January 11, 2002, Form S-8 dated July 3, 2001, Form S-8 dated September 15, 1994, Form S-8 dated April 1, 1994, Form S-3 dated April 12, 2002, Form S-3 dated March 22, 2002, Form S-3 dated December 19, 2001, and Form S-3 dated February 4, 2000, respectively, of our report dated May 22, 2002 (June 19, 2002 as to Note 12 of notes to consolidated financial statements), appearing in this Annual Report on Form 10-K of IGEN International, Inc for the year ended March 31, 2002.



/s/Deloitte & Touche LLP
Deloitte & Touche LLP
McLean, Virginia
June 28, 2002